FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-07

Sent: Wednesday, July 17, 2013 12:42 PM
Subject: GSMS 2013-GC13 -- Durations

GSMS 2013-GC13 -- Durations

Class	Mod Dur
A1	2.56
A2	4.40
A3	5.89
AAB	6.29
A4	7.95
A5	7.98
AS	7.93
B	7.87
C	7.81
PEZ	7.86
D	7.60

 If applicable, the information contained herein should be considered in conjunction with the prospectus or other official offering document relating to these securities which may be subject to completion or amendment.

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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